Exhibit 99.1

Conn's, Inc. Reports Record Earnings for the Quarter Ended April 30, 2005

    BEAUMONT, Texas--(BUSINESS WIRE)--May 31, 2005--Conn's, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, mattresses and lawn and garden products, today announced record results for the first quarter ended April 30, 2005.
    Net income for the first quarter increased 26.1% to $9.8 million compared to $7.8 million for the first quarter of last year. Diluted earnings per share available for common stockholders were $0.41 compared with $0.33 for the first quarter of last year. Total revenues for the quarter ended April 30, 2005 increased 17.3% to $158.2 million compared with $134.9 million for the quarter ended April 30, 2004. This increase in revenue included net sales increases of $20.4 million, or 17.2%, and increases from "Finance charges and other" of $2.9 million, or 17.7%. Same store sales (revenues earned in stores operated for the entirety of both periods) increased 7.3% for the first quarter of fiscal 2006.
    During the first quarter, the Company continued its expansion into the Dallas/Fort Worth Metroplex with the opening of one additional store, bringing the store count in this market to nine as of April 30, 2005. This new store also brings the Company's total store count to
51. Three additional stores are under construction by the Company in the Dallas/Fort Worth market and other stores are in various stages of development in other locations. By the end of January 2006, the Company expects to operate approximately 56 to 58 stores.
    "Our continuing focus on improving execution in merchandising, store operations, logistics, training and credit resulted in satisfying results during the first quarter. We are certainly pleased with our same store sales growth, as well as the contribution to total sales from our new stores," said Thomas J. Frank, Conn's Chairman and Chief Executive Officer. "Our new store openings are on schedule and we are confident in our strategy of controlled, profitable growth."

    EPS Guidance

    The Company continues to believe its previously issued guidance for the year ending January 31, 2006 of earnings per diluted share of approximately $1.40 to $1.46 will be achievable. The estimate of earnings per diluted share is calculated in accordance with current generally accepted accounting principles. Comparable store sales increases are projected in the low to mid single digit range.

    Conference Call Information

    Conn's, Inc. will host a conference call and audio webcast today, May 31, 2005 at 10:00 AM, CDT, to discuss financial results for the quarter ended April 30, 2005. The webcast will be available at www.conns.com and will be archived for 30 days. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com. Institutional investors can access the call via StreetEvents (www.streetevents.com).

    About Conn's, Inc.

    The Company is a specialty retailer currently operating 51 retail locations in Texas and Louisiana: 18 stores in the Houston area, nine in the Dallas/Fort Worth Metroplex, seven in San Antonio, five in Austin, four in Southeast Texas, one in Corpus Christi, one in McAllen and six stores in Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including projection, plasma and LCD televisions, camcorders, computers and computer peripherals, DVD players, portable audio and home theater products. The Company also sells lawn and garden products and mattresses, and continues to introduce additional product categories for the home to help increase same store sales and to respond to its customers' product needs.
    Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. Historically, it has financed, on average, approximately 56% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income from these assets. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity, or the issuer, in exchange for cash and subordinated securities represented by asset-backed and variable funding notes issued to third parties.

    This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on April 5, 2005 and current report on Form 8-K filed in connection with this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.



                             Conn's, Inc.
           CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS

              (in thousands, except earnings per share)

                                                   Three Months Ended
                                                        April 30,
                                                   -------------------
                                                     2004      2005
                                                   --------- ---------
Revenues

   Total net sales                                 $118,542  $138,934
   Finance charges and other                         16,336    19,229
                                                   --------- ---------
      Total revenues                                134,878   158,163

Cost and expenses
   Cost of goods sold, including warehousing
    and occupancy costs                              84,774   100,917
   Cost of parts sold, including warehousing
    and occupancy costs                               1,104     1,225
   Selling, general and administrative expense       34,862    39,482
   Provision for bad debts                            1,422     1,152
                                                   --------- ---------
      Total cost and expenses                       122,162   142,776
                                                   --------- ---------
Operating income                                     12,716    15,387
Interest expense                                        582       355
                                                   --------- ---------
Income before minority interest and income taxes     12,134    15,032
Minority interest in limited partnership               (115)        -
                                                   --------- ---------
Income before income taxes                           12,019    15,032
Total provision for income taxes                      4,246     5,230
                                                   --------- ---------
Net income                                           $7,773    $9,802
                                                   ========= =========
Earnings per share
   Basic                                              $0.34     $0.42
   Diluted                                            $0.33     $0.41
Average common shares outstanding
   Basic                                             23,145    23,307
   Diluted                                           23,749    23,856


                             Conn's, Inc.
                CONDENSED, CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                             January 31,   April 30,
                                                2005         2005
                                             ------------ ------------
                   Assets
Current assets
   Cash and cash equivalents                      $7,027       $5,669
   Interests in securitized assets and
    accounts receivable, net                     131,294      130,176
   Inventories                                    62,346       69,394
   Deferred income taxes                           4,901        6,896
   Prepaid expenses and other assets               3,356        3,105
                                             ------------ ------------
      Total current assets                       208,924      215,240
Non-current deferred income tax asset              1,523        1,893
Total property and equipment, net                 47,710       48,321
Goodwill and other assets, net                     9,846        9,796
                                             ------------ ------------
       Total assets                             $268,003     $275,250
                                             ============ ============

           Liabilities and Stockholders' Equity
Current liabilities
   Notes payable                                  $5,500           $-
   Current portion of long-term debt                  29           25
   Accounts payable                               26,912       29,504
   Accrued expenses                               19,883       25,932
   Fair value of derivatives                         177            -
   Other current liabilities                       8,349        7,946
                                             ------------ ------------
      Total current liabilities                   60,850       63,407
Long-term debt                                     5,003            -
Non-current deferred income tax liability            704          762
Deferred gain on sale of property                    644          602
Total stockholders' equity                       200,802      210,479
                                             ------------ ------------
         Total liabilities and stockholders'
          equity                                $268,003     $275,250
                                             ============ ============

                             Conn's, Inc.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)

                                                 For the Three Months
                                                    Ended April 30,
                                                 ---------------------
                                                    2004       2005
                                                 ---------- ----------
Net cash provided by operating activities             $541    $11,656

Cash flows from investing activities
   Purchase of property and equipment               (4,346)    (3,273)
   Proceeds from sale of property                        2         11
                                                 ---------- ----------
Net cash used in investing activities               (4,344)    (3,262)
Cash flows from financing activities
   Net borrowings (payments) under bank credit
    facilities                                          (3)   (10,500)
   Net proceeds from stock issued under employee
    benefit plans                                      591        755
   Payment of promissory notes                         (17)        (7)
                                                 ---------- ----------
Net cash provided by (used in) financing
 activities                                            571     (9,752)
                                                 ---------- ----------
Impact on cash of consolidation of SRDS                (49)         -
                                                 ---------- ----------
Net change in cash                                  (3,281)    (1,358)
Cash and cash equivalents
   Beginning of the year                            12,942      7,027
                                                 ---------- ----------
End of the year                                     $9,661     $5,669
                                                 ========== ==========

                CALCULATION OF GROSS MARGIN PERCENTAGE
                        (dollars in thousands)

                                                  Three Months Ended
                                                       April 30,
                                                 ---------------------
                                                    2004       2005
                                                 ---------- ----------
Total revenues                                    $134,878   $158,163
Less cost of goods and parts sold, including
 warehousing and occupancy cost                    (85,878)  (102,142)
                                                 ---------- ----------
Gross margin dollars                               $49,000    $56,021
                                                 ========== ==========
Gross margin percentage                               36.3%      35.4%


    CONTACT: Conn's, Inc., Beaumont
             Thomas J. Frank, 409-832-1696 Ext. 3218